Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Profits Benefit From Strong Homeowners Results
Company Continues to Advance Auto Profit Improvement Plan
NORTHBROOK, Ill., November 2, 2015 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2015. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,			Nine months ended September 30,
($ millions, except per share amounts and ratios)	2015	2014	% / pts Change	2015	2014	% / pts Change
Consolidated revenues	$9,028	$8,936	1.0	$26,962	$26,480	1.8
Net income available to common shareholders	621	750	(17.2)	1,595	1,951	(18.2)
per diluted common share	1.54	1.74	(11.5)	3.87	4.42	(12.4)
Operating income*	610	598	2.0	1,488	1,631	(8.8)
per diluted common share*	1.52	1.39	9.4	3.61	3.69	(2.2)
Return on common shareholders’ equity
Net income available to common shareholders				12.2%	13.6%	(1.4) pts
Operating income*				12.1%	13.0%	(0.9) pts
Book value per common share				47.54	48.28	(1.5)
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				45.49	44.67	1.8
Property-Liability combined ratio
Recorded	93.6	93.5	0.1 pts	95.8	95.2	0.6 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	89.3	86.1	3.2 pts	89.1	86.4	2.7 pts
Catastrophe losses	270	517	(47.8)	1,361	1,898	(28.3)

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate had net income of $621 million, or $1.54 per diluted common share in the third quarter of 2015, reflecting our focus on delivering good returns on capital, growing profitably and providing cash to shareholders,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “The homeowners business continued to generate excellent results due to the repositioning of the business several years ago and low catastrophe losses in the third quarter of 2015. Price increases approved for auto insurance for the first nine months of the year were double the average for the same periods of 2013 and 2014 as we work to lower the auto combined ratio. A reduction in underwriting expenses and a 10% increase in Allstate Financial operating income also benefited earnings. The property-liability underlying combined ratio was 89.1 for the nine months ended September 30, 2015, and was slightly above our annual outlook range of 87 - 89. We now expect the full-year underlying combined ratio to be no higher than 89.5.

“Policy in force growth for the property-liability business was 2.3%, driven by the Allstate brand, although auto insurance policy growth declined slightly from the second quarter of 2015, reflecting the impact of our profit improvement plan. Investment results reflected a continuation of the strategy to increase performance-based investing and lower interest rate exposure. The unrealized gain on the investment portfolio declined to $879 million as of September 30, 2015, as credit spreads widened and equity prices declined during the quarter. Book value per common share declined slightly to $47.54 including unrealized gains and losses. Operating income return on equity was 12.1% and common shareholders received $920 million in cash returns through a combination of common share dividends and share repurchases in the quarter.”

Third Quarter 2015 Operating Facts

		Allstate Brand
	Consolidated	Auto	Homeowners	Other Personal Lines	Esurance	Encompass
Net Written Premium Growth
Q3 2015	4.2%	5.7%	2.6%	0.7%	3.7%	-3.5%
YTD 2015	4.5%	5.4%	2.8%	1.4%	7.0%	-2.0%

Policy in Force Growth	2.3%	3.1%	1.3%	3.0%	3.7%	-5.7%

Recorded Combined Ratios
Q3 2015	93.6	98.8	72.5	88.4	106.5	101.3
YTD 2015	95.8	99.0	81.1	89.9	111.4	104.2

Underlying Combined Ratios
Q3 2015	89.3	98.1	60.9	82.1	105.3	90.9
YTD 2015	89.1	97.2	62.0	81.1	109.4	92.7

Investment Portfolio Total Return
Q3 2015	Nil
YTD 2015	1.2%
Third Quarter 2015 Financial Results
Total revenue of $9.0 billion in the third quarter of 2015 reflected a 4.7% increase in property-liability insurance premium and a 5.1% increase in Allstate Financial premium and contract charges, which were partially offset by lower investment income and capital gains. Net income available to common shareholders was $621 million, or $1.54 per diluted share, compared to $750 million, or $1.74 per diluted share in the third quarter of 2014. A decrease of $171 million in after-tax realized capital gains was the primary driver of the change in net income. For the quarter, operating income of $610 million was $12 million higher than the prior year quarter, and operating income per diluted share of $1.52 was 9.4% higher than the third quarter of 2014. Net income return on shareholders’ equity was 12.2%, and operating income return on shareholders’ equity was 12.1% for the trailing twelve months ended September 30, 2015.
Total property-liability net written premium of $8.1 billion grew by 4.2% in the third quarter of 2015 compared to the prior year quarter, driven by a 4.7% increase in Allstate brand premium. Allstate brand premiums increased in the third quarter of 2015 compared to the prior year quarter due to growth in policies in force and average premium for auto and homeowners insurance. Esurance net written premium rose 3.7% in the third quarter of 2015 over the prior year quarter, as decreased investment in marketing and auto profit improvement actions slowed policy growth. Encompass net written premium decreased by 3.5% in the third quarter of 2015 from the prior year as a continued decline in policies in force offset higher average premiums in auto and homeowners.
The recorded property-liability combined ratio of 93.6 resulted in $491 million of underwriting income* in the third quarter of 2015. Catastrophe losses of $270 million in the third quarter of 2015 were $247 million lower than the same quarter a year ago. The underlying property-liability combined ratio of 89.3 in the third quarter of 2015 was 3.2 points worse than the same quarter a year ago, driven by higher underlying auto losses. Property-liability underwriting income in the third quarter of 2015 included an unfavorable reserve reestimate of $47 million, primarily due to the annual review of asbestos and environmental exposures in the discontinued lines and coverages segment.
Allstate brand underwriting income of $571 million was $105 million lower than the third quarter of 2014, primarily due to higher non-catastrophe auto losses and lower favorable reserve reestimates, partially offset by higher earned premium and a decline in catastrophe losses. Auto underwriting income declined as continued high auto claims frequency and severity contributed to the third quarter 2015 combined ratio deterioration of 5.7 points to 98.8 from 93.1 in the same quarter a year ago. Property damage frequency and paid claim severities increased 8.9% and 5.4%, respectively, compared to the prior year quarter. Bodily injury frequency increased 6.4% while paid severities decreased 2.9% compared to the prior year quarter. The underlying combined ratio of 98.1 deteriorated 0.3 points from the second quarter of 2015, driven in part by approximately half a point of additional loss expense reserves due to an increased number of claims. Allstate brand homeowners underwriting income of $458 million improved by $154 million in the third quarter of 2015, reflecting strong underlying profitability and low catastrophe losses.
We continued to implement our multi-faceted auto profit improvement plan which includes increasing prices, tightening underwriting standards, managing loss cost through focus on claims process excellence and reducing expenses. Allstate brand auto rate increases of 3.4% were approved in the first nine months of 2015, compared to 1.1% through the first nine months of 2013 and 1.6% through the first nine months of 2014. Based on historical premiums written, approved auto rate changes totaled $277 million and $600 million in the three and nine months ended September 30, 2015, respectively. These amounts do not assume customer choices such as non-renewal or changes in policy terms which might reduce future premiums. Over the last nine months, we have increased auto rates in all three brands: Allstate 3.4%, Esurance 4.1%, and Encompass 7.4%. We also made underwriting guideline adjustments in all three underwriting brands in geographic areas and customer segments experiencing less than acceptable returns. Lower advertising, professional services costs, compensation incentives and technology expenses reduced the property-liability expense ratio by 1.4 points in the third quarter of 2015.
Allstate Financial operating income of $138 million in the third quarter of 2015 was $13 million higher than the prior year quarter, driven by strong performance-based investment income, partially offset by higher life insurance mortality and a lower yield on the interest-bearing portfolio. Allstate Benefits, which sells through the workplace, grew premium and contract charges 7.4% in the third quarter of 2015 compared to the prior year quarter. Longer maturity bonds that support the long-term immediate annuity liabilities were sold in the quarter so the proceeds can be invested in higher returning performance-based assets. This generated capital gains in the quarter and will reduce near-term operating income but is expected to improve long-term economic results.
Net Investment Income of $807 million for the third quarter of 2015 was 1.9% lower than the prior year quarter, and reflects lower average investment balances and a decline in interest-bearing portfolio yields, primarily in the Allstate Financial portfolio. Investment income from the performance-based long-term strategy increased over the prior year quarter largely due to strong distributions from private equity investments as financing and acquisition conditions facilitated the sales of underlying investments. We also experienced appreciation across the private equity portfolio, partially reduced by declines in valuation of energy and emerging markets investments. Income from real estate investments was lower compared to the prior year quarter as appreciation slowed. Total portfolio return was flat for the quarter as a 1.0% contribution from net investment income was offset by (1.0)% from lower valuations driven primarily by wider credit spreads. Total portfolio carrying value was $78.34 billion as of September 30, 2015 compared to $81.11 billion as of December 31, 2014. Unrealized pre-tax net capital gains totaled $1.45 billion as of September 30, 2015 compared to $3.17 billion as of December 31, 2014.
Continued Focus on Capital Management
”We continued our commitment to provide good returns to shareholders while maintaining a strong capital position to provide strategic flexibility,” said Steve Shebik, chief financial officer. “In the third quarter, we returned $920 million to common shareholders through a combination of common stock dividends and repurchasing $798 million of outstanding shares.”
As of September 30, 2015, $1.1 billion remained on the current $3 billion common share repurchase authorization. Year to date, we have repurchased 8.0% of the beginning-of-year outstanding shares. Book value per diluted common share of $47.54 was lower than in both the prior year quarter and second quarter of 2015.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Tuesday, November 3.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,650	$7,307	$22,625	$21,575
Life and annuity premiums and contract charges	538	512	1,611	1,637
Net investment income	807	823	2,446	2,680
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(186)	(53)	(286)	(177)
OTTI losses reclassified to (from) other comprehensive income	12	—	20	(2)
Net OTTI losses recognized in earnings	(174)	(53)	(266)	(179)
Sales and other realized capital gains and losses	207	347	546	767
Total realized capital gains and losses	33	294	280	588
	9,028	8,936	26,962	26,480

Costs and expenses
Property-liability insurance claims and claims expense	5,255	4,909	15,835	14,810
Life and annuity contract benefits	460	433	1,347	1,334
Interest credited to contractholder funds	194	198	578	717
Amortization of deferred policy acquisition costs	1,092	1,030	3,248	3,100
Operating costs and expenses	992	1,068	3,143	3,185
Restructuring and related charges	9	3	32	13
Loss on extinguishment of debt	—	—	—	1
Interest expense	73	78	219	249
	8,075	7,719	24,402	23,409

Gain (loss) on disposition of operations	2	(27)	2	(77)

Income from operations before income tax expense	955	1,190	2,562	2,994

Income tax expense	305	409	880	968

Net income	650	781	1,682	2,026

Preferred stock dividends	29	31	87	75

Net income available to common shareholders	$621	$750	$1,595	$1,951

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.56	$1.77	$3.92	$4.49

Weighted average common shares – Basic	397.0	424.5	406.5	435.0

Net income available to common shareholders per common share – Diluted	$1.54	$1.74	$3.87	$4.42

Weighted average common shares – Diluted	402.1	431.2	412.4	441.6

Cash dividends declared per common share	$0.30	$0.28	$0.90	$0.84

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Property-Liability
Premiums written	$8,137	$7,806	$23,320	$22,322
Premiums earned	$7,650	$7,307	$22,625	$21,575
Claims and claims expense	(5,255)	(4,909)	(15,835)	(14,810)
Amortization of deferred policy acquisition costs	(1,029)	(972)	(3,050)	(2,902)
Operating costs and expenses	(867)	(948)	(2,763)	(2,817)
Restructuring and related charges	(8)	(4)	(29)	(11)
Underwriting income	491	474	948	1,035
Net investment income	307	344	957	1,007
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(1)	(2)	(7)
Amortization of purchased intangible assets	12	17	37	51
Income tax expense on operations	(259)	(281)	(637)	(701)
Operating income	550	553	1,303	1,385
Realized capital gains and losses, after-tax	(104)	173	(55)	368
(Loss) gain on disposition of operations, after-tax	(1)	(1)	—	37
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	—	—	1	4
Amortization of purchased intangible assets, after-tax	(8)	(11)	(24)	(33)
Change in accounting for investments in qualified affordable
housing projects, after-tax	—	—	(28)	—
Net income available to common shareholders	$437	$714	$1,197	$1,761
Catastrophe losses	$270	$517	$1,361	$1,898
Operating ratios:
Claims and claims expense ratio	68.7	67.2	70.0	68.6
Expense ratio	24.9	26.3	25.8	26.6
Combined ratio	93.6	93.5	95.8	95.2
Effect of catastrophe losses on combined ratio	3.5	7.1	6.0	8.8
Effect of prior year reserve reestimates on combined ratio	0.6	0.1	0.5	—
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	—	—	—	0.2
Effect of amortization of purchased intangible assets on combined ratio	0.2	0.2	0.2	0.2
Effect of Discontinued Lines and Coverages on combined ratio	0.7	1.4	0.2	0.5

Allstate Financial
Premiums and contract charges	$538	$512	$1,611	$1,637
Net investment income	491	473	1,464	1,651
Periodic settlements and accruals on non-hedge derivative instruments	—	—	—	(1)
Contract benefits	(460)	(433)	(1,347)	(1,334)
Interest credited to contractholder funds	(191)	(200)	(574)	(699)
Amortization of deferred policy acquisition costs	(61)	(56)	(192)	(195)
Operating costs and expenses	(112)	(115)	(353)	(345)
Restructuring and related charges	(1)	1	(3)	(2)
Income tax expense on operations	(66)	(57)	(195)	(233)
Operating income	138	125	411	479
Realized capital gains and losses, after-tax	125	19	235	13
Valuation changes on embedded derivatives that are not hedged, after-tax	(2)	2	(3)	(12)
DAC and DSI amortization relating to realized capital gains and losses and
valuation changes on embedded derivatives that are not hedged, after-tax	(1)	(3)	(3)	(3)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	—	—	—	1
Gain (loss) on disposition of operations, after-tax	2	(27)	1	(55)
Change in accounting for investments in qualified affordable housing
projects, after-tax	—	—	(17)	—
Net income available to common shareholders	$262	$116	$624	$423

Corporate and Other
Net investment income	$9	$6	$25	$22
Operating costs and expenses	(86)	(83)	(246)	(272)
Income tax benefit on operations	28	28	82	92
Preferred stock dividends	(29)	(31)	(87)	(75)
Operating loss	(78)	(80)	(226)	(233)
Realized capital gains and losses, after-tax	—	—	—	—
Net loss available to common shareholders	$(78)	$(80)	$(226)	$(233)
Consolidated net income available to common shareholders	$621	$750	$1,595	$1,951

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in millions, except par value data)	September 30,	December 31,
	2015	2014
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $56,918 and $59,672)	$58,257	$62,440
Equity securities, at fair value (cost $4,123 and $3,692)	4,236	4,104
Mortgage loans	4,402	4,188
Limited partnership interests	4,823	4,527
Short-term, at fair value (amortized cost $3,036 and $2,540)	3,036	2,540
Other	3,588	3,314
Total investments	78,342	81,113
Cash	905	657
Premium installment receivables, net	5,711	5,465
Deferred policy acquisition costs	3,811	3,525
Reinsurance recoverables, net	8,468	8,490
Accrued investment income	575	591
Property and equipment, net	1,050	1,031
Goodwill	1,219	1,219
Other assets	2,091	2,046
Separate Accounts	3,677	4,396
Total assets	$105,849	$108,533
Liabilities
Reserve for property-liability insurance claims and claims expense	$23,757	$22,923
Reserve for life-contingent contract benefits	12,229	12,380
Contractholder funds	21,559	22,529
Unearned premiums	12,343	11,655
Claim payments outstanding	804	784
Deferred income taxes	243	715
Other liabilities and accrued expenses	5,558	5,653
Long-term debt	5,175	5,194
Separate Accounts	3,677	4,396
Total liabilities	85,345	86,229
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 2.0 billion authorized and 900 million issued, 390 million and 418 million shares outstanding	9	9
Additional capital paid-in	3,224	3,199
Retained income	39,068	37,842
Deferred ESOP expense	(23)	(23)
Treasury stock, at cost (510 million and 482 million shares)	(23,058)	(21,030)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	57	72
Other unrealized net capital gains and losses	886	1,988
Unrealized adjustment to DAC, DSI and insurance reserves	(64)	(134)
Total unrealized net capital gains and losses	879	1,926
Unrealized foreign currency translation adjustments	(52)	(2)
Unrecognized pension and other postretirement benefit cost	(1,289)	(1,363)
Total accumulated other comprehensive (loss) income	(462)	561
Total shareholders’ equity	20,504	22,304
Total liabilities and shareholders’ equity	$105,849	$108,533

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Nine months ended September 30,
	2015	2014
Cash flows from operating activities	(unaudited)
Net income	$1,682	$2,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	275	277
Realized capital gains and losses	(280)	(588)
Loss on extinguishment of debt	—	1
(Gain) loss on disposition of operations	(2)	77
Interest credited to contractholder funds	578	717
Changes in:
Policy benefits and other insurance reserves	500	50
Unearned premiums	762	822
Deferred policy acquisition costs	(219)	(189)
Premium installment receivables, net	(290)	(386)
Reinsurance recoverables, net	(133)	(110)
Income taxes	(60)	175
Other operating assets and liabilities	(127)	(307)
Net cash provided by operating activities	2,686	2,565
Cash flows from investing activities
Proceeds from sales
Fixed income securities	22,796	27,648
Equity securities	2,688	5,263
Limited partnership interests	795	1,084
Mortgage loans	6	10
Other investments	178	292
Investment collections
Fixed income securities	3,248	2,787
Mortgage loans	305	868
Other investments	254	158
Investment purchases
Fixed income securities	(22,928)	(30,650)
Equity securities	(3,238)	(4,208)
Limited partnership interests	(930)	(892)
Mortgage loans	(524)	(218)
Other investments	(743)	(652)
Change in short-term investments, net	(577)	265
Change in other investments, net	(16)	58
Purchases of property and equipment, net	(219)	(207)
Disposition of operations	—	378
Net cash provided by investing activities	1,095	1,984
Cash flows from financing activities
Repayment of long-term debt	(20)	(1,006)
Proceeds from issuance of preferred stock	—	965
Contractholder fund deposits	784	926
Contractholder fund withdrawals	(1,793)	(2,831)
Dividends paid on common stock	(365)	(360)
Dividends paid on preferred stock	(87)	(56)
Treasury stock purchases	(2,216)	(2,189)
Shares reissued under equity incentive plans, net	121	204
Excess tax benefits on share-based payment arrangements	44	22
Other	(1)	(14)
Net cash used in financing activities	(3,533)	(4,339)
Net increase in cash	248	210
Cash at beginning of period	657	675
Cash at end of period	$905	$885

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income available to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.
The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$550	$553	$138	$125	$610	$598	$1.52	$1.39
Realized capital gains and losses, after-tax	(104)	173	125	19	21	192	0.05	0.45
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(2)	2	(2)	2	(0.01)	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	(3)	(1)	(3)	—	(0.01)
Amortization of purchased intangible assets, after-tax	(8)	(11)	—	—	(8)	(11)	(0.02)	(0.03)
(Loss) gain on disposition of operations, after-tax	(1)	(1)	2	(27)	1	(28)	—	(0.06)
Net income available to common shareholders	$437	$714	$262	$116	$621	$750	$1.54	$1.74

($ in millions, except per share data)	For the nine months ended September 30,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$1,303	$1,385	$411	$479	$1,488	$1,631	$3.61	$3.69
Realized capital gains and losses, after-tax	(55)	368	235	13	180	381	0.44	0.86
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(3)	(12)	(3)	(12)	(0.01)	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(3)	(3)	(3)	(3)	(0.01)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	4	—	1	1	5	—	0.01
Amortization of purchased intangible assets, after-tax	(24)	(33)	—	—	(24)	(33)	(0.05)	(0.07)
Gain (loss) on disposition of operations, after-tax	—	37	1	(55)	1	(18)	—	(0.04)
Change in accounting for investments in qualified affordable housing projects, after-tax	(28)	—	(17)	—	(45)	—	(0.11)	—
Net income available to common shareholders	$1,197	$1,761	$624	$423	$1,595	$1,951	$3.87	$4.42
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended September 30,
	2015	2014
Return on common shareholders’ equity
Numerator:
Net income available to common shareholders	$2,390	$2,761
Denominator:
Beginning common shareholders’ equity (1)	$20,583	$20,130
Ending common shareholders’ equity (1)	18,758	20,583
Average common shareholders’ equity	$19,671	$20,357
Return on common shareholders’ equity	12.2%	13.6%

	For the twelve months ended September 30,
	2015	2014
Operating income return on common shareholders’ equity
Numerator:
Operating income	$2,224	$2,412

Denominator:
Beginning common shareholders’ equity	$20,583	$20,130
Unrealized net capital gains and losses	1,827	1,714
Adjusted beginning common shareholders’ equity	18,756	18,416

Ending common shareholders’ equity	18,758	20,583
Unrealized net capital gains and losses	879	1,827
Adjusted ending common shareholders’ equity	17,879	18,756
Average adjusted common shareholders’ equity	$18,318	$18,586
Operating income return on common shareholders’ equity	12.1%	13.0%
_____________
(1) Excludes equity related to preferred stock of $1,746 million as of September 30, 2015 and 2014.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	89.3	86.1	89.1	86.4
Effect of catastrophe losses	3.5	7.1	6.0	8.8
Effect of prior year non-catastrophe reserve reestimates	0.6	0.1	0.5	(0.2)
Effect of amortization of purchased intangible assets	0.2	0.2	0.2	0.2
Combined ratio	93.6	93.5	95.8	95.2

Effect of prior year catastrophe reserve reestimates	—	—	—	0.2
Underwriting margin is calculated as 100% minus the combined ratio.
In this news release, we provide our outlook range on the Property-Liability 2015 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying combined ratio	88.3	84.2	87.8	84.5
Effect of catastrophe losses	3.6	6.9	6.1	8.8
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(1.3)	0.3	(0.7)
Effect of amortization of purchased intangible assets	—	—	—	—
Combined ratio	91.8	89.8	94.2	92.6

Effect of prior year catastrophe reserve reestimates	(0.1)	—	—	0.2
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying combined ratio	98.1	92.9	97.2	92.8
Effect of catastrophe losses	0.5	1.8	1.3	2.1
Effect of prior year non-catastrophe reserve reestimates	0.2	(1.6)	0.5	(0.9)
Combined ratio	98.8	93.1	99.0	94.0

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	(0.1)	(0.2)
The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying combined ratio	60.9	60.0	62.0	62.0
Effect of catastrophe losses	12.4	22.0	19.5	27.3
Effect of prior year non-catastrophe reserve reestimates	(0.8)	(0.8)	(0.4)	(0.3)
Combined ratio	72.5	81.2	81.1	89.0

Effect of prior year catastrophe reserve reestimates	(0.1)	0.7	0.2	1.2

The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying combined ratio	82.1	77.6	81.1	79.1
Effect of catastrophe losses	4.5	4.9	8.0	10.0
Effect of prior year non-catastrophe reserve reestimates	1.8	2.8	0.8	1.3
Combined ratio	88.4	85.3	89.9	90.4

Effect of prior year catastrophe reserve reestimates	—	(0.2)	—	(0.3)
The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying combined ratio	90.9	95.6	92.7	94.1
Effect of catastrophe losses	5.3	16.4	10.0	17.1
Effect of prior year non-catastrophe reserve reestimates	5.1	(2.3)	1.5	(0.7)
Combined ratio	101.3	109.7	104.2	110.5

Effect of prior year catastrophe reserve reestimates	0.3	0.4	(0.1)	0.2
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Underlying loss ratio	73.5	75.3	75.3	75.2
Expense ratio, excluding the effect of amortization of purchased intangible assets	31.8	37.0	34.1	39.3
Underlying combined ratio	105.3	112.3	109.4	114.5
Effect of catastrophe losses	0.8	1.9	0.9	1.7
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(0.8)	(1.1)	(1.0)
Effect of amortization of purchased intangible assets	2.0	3.2	2.2	3.3
Combined ratio	106.5	116.6	111.4	118.5

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2015	2014
Book value per common share
Numerator:
Common shareholders’ equity	$18,758	$20,583
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	394.6	426.3
Book value per common share	$47.54	$48.28

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$18,758	$20,583
Unrealized net capital gains and losses on fixed income securities	807	1,541
Adjusted common shareholders’ equity	$17,951	$19,042
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	394.6	426.3
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$45.49	$44.67

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